Exhibit 10.4
THIRD AMENDMENT OF LEASE

THIS THIRD AMENDMENT OF LEASE ("Third Amendment") is made on March 30, 2004 between TRIZEC REALTY, INC., a California corporation ("Landlord"), whose address is 360 Interstate North Parkway, Suite 360, Atlanta GA 30339 and MATRIA HEALTHCARE, INC., a Delaware corporation ("Tenant"), whose address is 2161 Newmarket Parkway, Suite 233, Marietta, GA 30067.

RECITALS

This Third Amendment is based upon the following recitals:

A.   Landlord and Tenant entered into a Lease dated August 29, 2002 ("Lease"), for the premises known as Suite 233, containing 46,611 rentable square feet ("Premises"), in the building located at 2161 Newmarket Parkway (“Building”), Marietta, GA 30067.

B.   Landlord and Tenant amended the Lease by First Amendment of Lease dated May 9, 2003 to expand the Premises by 9,877 rentable square feet (“First Expansion Space”); and Second Amendment of Lease dated February 3, 2004 to further expand the Premises by 2,383 rentable square feet (Second Expansion Space [Lease and Amendments collectively “Lease as amended”].

C.   Landlord and Tenant desire to amend the Lease as amended to further expand the Premises, extend the Term and otherwise amend the Lease as amended accordingly.

THEREFORE, in consideration of the mutual covenants and agreements stated in the Lease as amended and below, and for other sufficient consideration received and acknowledged by each party, Landlord and Tenant agree to amend the Lease as amended as follows:

1.   RECITALS.   All recitals are fully incorporated.

2.   PREMISES EXPANSION. Effective as of the "Third Expansion Space Commencement Date" defined below, the Premises shall be expanded to include that area known as Suites 140 and 142 containing 12,992 rentable square feet in the Building as shown on Exhibit A attached hereto and by this reference made a part hereof ("Third Expansion Space"). Therefore the Premises shall encompass a total of 71,863 rentable square feet.

3.    THIRD EXPANSION SPACE LEASE TERM. The Lease Term as it pertains to the Third Expansion Space shall commence May 1, 2004 ("Second Expansion Space Commencement Date"), and shall expire on April 30, 2008.

4.   EXTENSION OF LEASE TERM.  The Lease Term for the Premises, including the First Expansion Space, Second Expansion Space and Third Expansion Space shall be extended for a three-year term, to begin May 1, 2008 and expire on April 30, 2011 (“First Extension Term”).

5.   BASE RENT and ADDITIONAL RENT. Effective during the Third Expansion Space Lease Term and the First Extension Term, Base Rent and Additional Rent for the Third Expansion Space and the original Premises, including the First Expansion Space and Second Expansion Space, shall be adjusted as follows:

   A.   The Base Rent due for the Third Expansion Space, shall be payable in equal monthly installments on the first day of each month as follows:

Lease Period	Annual Base Rent Per Rentable Square Foot	Annual Base Rent	Monthly Base Rent

05/01/04 – 04/30/05	$10.00	$129,920.04	$10,826.67
05/01/05 – 04/30/06	$10.30	$133,817.64	$11,151.47
05/01/06 – 04/30/07	$10.61	$137,821.12	$11,486.01
05/01/07 – 04/30/08	$10.93	$141,967.08	$11,830.59
05/01/08 – 04/30/09	$11.26	$146,226.12	$12,185.51
05/01/09 – 04/30/10	$11.59	$150,612.96	$12,551.08
05/01/10 – 04/30/11	$11.94	$155,131.32	$12,927.61

   B.   The Base Rent due during the First Extension Term for the remaining Premises, containing 58,871 rentable square feet, shall be payable in equal monthly installments on the first day of each month as follows:

Lease Period	Annual Base Rent Per Rentable Square Foot	Annual Base Rent	Monthly Base Rent

05/01/08 – 04/30/09	$11.59	$682,314.89	$56,859.57
05/01/09 – 04/30/10	$11.94	$702,919.74	$58,576.65
05/01/10 – 04/30/11	$12.30	$724,113.30	$60,342.78

   C.   Tenant shall continue to pay as Additional Rent its pro-rata share (as modified below, effective as of the Third Expansion Space Commencement Date) of Tax and Insurance Escalation Expenses as described in Section 4.2 of the Lease as amended, to the extent such share exceeds such expenses for the calendar year ending December 31, 2004.

   D.   Common Area Maintenance Expense for the Third Expansion Space shall be payable by Tenant at the rate of $0.86 per square foot of Premises per year and shall be payable in equal monthly payments along with Tenant’s Base Rent during the Third Expansion Space Lease Term, which amount shall be increased by 3% on a compounded basis annually. The Common Area Maintenance Expense for the remainder of the Premises during the First Extension Term shall be payable at the rate of $0.97 per square foot of Premises per year and shall payable equal payments and shall increase by 3% on a compounded basis annually. Tenant also shall continue to pay for all of its own utilities and services pursuant to Paragraph 7 of the Lease.

   E.   The "Tenant's Share" shall be increased to 65.00% (.6500).

   F.   Landlord shall conditionally excuse Base Rent for the Second Expansion Space for the period commencing on April 1, 2004 through July 31, 2004 and for the Third Expansion Space for the period commencing on May 1, 2004 through August 31, 2004 ("Excused Rent"), provided, however, that Excused Rent shall immediately become due and payable to Landlord in the event of any monetary or other Tenant default under this Lease. Landlord shall waive any rights to payment of Excused Rent if Tenant has not defaulted in any of Tenant's obligations as of the Expiration Date of the Lease. This Section shall not be deemed to excuse payment of any rents or charges due other than Excused Rent.

6.   DELIVERY OF AND IMPROVEMENTS TO THE PREMISES. Prior to the Third Expansion Space Commencement Date, Landlord shall perform the “Landlord’s Work” described on the Work Letter attached hereto as Exhibit B to this Third Amendment and made a part hereof, all according to the terms and conditions of said Work Letter.

7.   BROKERS. Landlord and Tenant represent and warrant that no broker or agent negotiated or was instrumental in negotiating or consummating this Third Amendment except TrizecHahn Colony Square GP LLC and The Eidson Group LLC (“Brokers”). Neither party knows of any other real estate broker or agent who is or might be entitled to a commission or compensation in connection with this Lease. Landlord will pay all fees, commissions or other compensation payable to the Brokers arising from or related to this transaction. Pursuant to Georgia Real Estate Commission Regulation 520-1-108, TrizecHahn Colony Square GP LLC hereby discloses the following concerning this lease transaction: (1) TrizecHahn Colony Square GP LLC represents Landlord and not Tenant; (2) The Eidson Group LLC represents Tenant and not Landlord; and (3) both TrizecHahn Colony Square GP LLC and The Eidson Group LLC shall receive their entire compensation from Landlord. Tenant and Landlord will indemnify and hold each other harmless from all damages paid or incurred by the other resulting from any claims asserted against either party by brokers or agents (other than the Brokers) claiming through the other party. Landlord’s obligation under this Section will survive the expiration or early termination of the Third Expansion Space Lease Term.

8.   CONFLICTING PROVISIONS. If any provisions of this Third Amendment conflict with any of those of the Lease as amended, then the provisions of this Third Amendment shall govern.

9.   REMAINING LEASE PROVISIONS. Except as stated in this Third Amendment, all other viable and applicable provisions of the Lease as amended shall remain unchanged and continue in full force and effect throughout the Lease Term.

10.   BINDING EFFECT. Landlord and Tenant ratify and confirm the Lease as amended and agree that this Third Amendment shall bind and inure to the benefit of the parties, and their respective successors, assigns and representatives as of the date first stated.

AFFIRMING THE ABOVE, the parties have executed this THIRD AMENDMENT OF LEASE on the date first stated.

WITNESSES:
	LANDLORD	TRIZEC REALTY, INC., a California corporation
/s/		/s/
Robert R. Stubbs
Title: Assistant Secretary

/s/	/s/
Stephen E. Budorick
Title: Vice President

	TENANT	MATRIA HEALTHCARE, INC., a Delaware corporation
/s/		/s/
Parker H. Petit
Title: Chairman and CEO

EXHIBIT A
PREMISES

EXHIBIT B
POSSESSION AND LEASEHOLD IMPROVEMENTS AGREEMENT

1.   Conflicts; Terms. If there is any conflict or inconsistency between the provision of the Lease as amended and those of this Exhibit B ("Work Letter"), the provisions of this Work Letter will control. Except for those terms expressly defined in this Work Letter, all initially capitalized terms will have the meanings stated for such terms in the Lease as amended. The following terms, which are not defined in the Lease as amended, have the meanings indicated:

(a)   "Landlord's Representative" means Mr. David Hester.

(b)   "Tenant's Representative" means Mr. Brad Brannon.

(c)   "Submission Date" means at least 30 days prior to the start of construction, but no later than April 1, 2006.

(d)   "Landlord's Allowance" means $18.00 per rentable square foot ($233,856.00) for the Third Expansion Space, an additional $4.00 per rentable square foot for the Second Expansion Space ($9,532.00) and $4.00 per rentable square foot for that portion of the Premises located on the 2nd floor of the Building ($225,952.00) plus $20,000 towards the cost of installing an elevator in the Premises for a total of $489,340.00. In addition, Tenant may utilize the Landlord’s Allowance described in Second Amendment for Leasehold Improvements within that portion of the Premises located on the first floor of the Building.

(e)   "Leasehold Improvements" means all alterations, improvements and installations to be constructed or installed by Landlord for Tenant in the both the Second and Third Expansion Spaces according to this Work Letter. Leasehold Improvements shall also include the installation of cabling for telecommunications and computer usage or any other such work to improve the Second and Third Expansion Spaces.

(f)   “Preliminary Plans” means space plans and general specifications for the Leasehold Improvements.

(g)   "Construction Documents" means complete construction plans and specifications for the Leasehold Improvements.

(h)   "Total Cost" means the total cost of preparing the Preliminary Plans and Construction Documents, obtaining all necessary permits, constructing and installing the Leasehold Improvements in the Third Expansion Space (including any Additional Tenant Work), and providing any Building services required during construction (such as electricity and other utilities, refuse removal and housekeeping), plus the Construction Administration Fee to compensate Landlord for its construction administration services which will include providing Landlord's personnel to coordinate the design and construction process, assist in obtaining any approvals required from Landlord and any governmental agencies, and assist in scheduling deliveries.

2.   Landlord's Obligations. Landlord will proceed to complete the Third Expansion Space according to this Work Letter and tender possession of the Third Expansion Space to Tenant when the Leasehold Improvements have been completed to the extent that only minor construction details, which would not materially interfere with Tenant's use and enjoyment of the Third Expansion Space, require completion or correction ("Substantial Completion"). Landlord and Tenant agree that all alterations, improvements and additions made to the Third Expansion Space according to this Work Letter, whether paid for by Landlord or Tenant, will, without compensation to Tenant, become Landlord's property upon installation and will remain Landlord's property at the expiration or earlier termination of the Term.

3.   Punch List. Tenant's taking possession of any portion of the Third Expansion Space will be conclusive evidence that such portion of the Third Expansion Space was in good order and satisfactory condition when Tenant took possession, except as to any patent defects identified on a punch list prepared and signed by Landlord's Representative and Tenant's Representative after an inspection of the Third Expansion Space by both such parties when Tenant takes possession, and except as to any latent defects of which Tenant notifies Landlord in writing within one year after the later to occur of the Third Expansion Space Commencement Date or completion of the Leasehold Improvements. Failure to advise Landlord in writing within one year of the later to occur of the Third Expansion Space Commencement Date or completion of the Leasehold Improvements of any latent defects shall result in a waiver of any claims regarding said defects by Tenant unless said defects could not be reasonably discovered within said year. Landlord will not be responsible for any items of damage caused by Tenant, its agents, independent contractors or suppliers. No promises to alter, remodel or improve the Third Expansion Space or Building and no representations concerning the condition of the Third Expansion Space or Building have been made by Landlord to Tenant other than as may be expressly stated in the Lease as amended (including this Work Letter).

4.   Representatives. Landlord appoints Landlord's Representative to act for Landlord in all matters covered by this Work Letter. Tenant appoints Tenant's Representative to act for Tenant in all matters covered by this Work Letter. All inquiries, requests, instructions, authorizations and other communications concerning the matters covered by this Work Letter will be made to Landlord's Representative or Tenant's Representative, as the case may be. Tenant will not make any inquiries of or request to, and will not give any instructions or authorizations to, any other employee or agent of Landlord, including Landlord's architect, engineers and contractors or any of their agents or employees, about matters covered by this Work Letter. Either party may change its Representative under this Work Letter at any time by 3 days' prior written notice to the other party.

5.   Preliminary Plans. On or before the Submission Date, Tenant will cooperate with Landlord and submit all information necessary for preparation of the Preliminary Plans ("Design Information"). Each day after the Submission Date until Tenant has provided all Design Information will be a day of Tenant's delay. Promptly after receipt of all Design Information, Landlord will cause its architect to prepare the Preliminary Plans based on the submitted Design Information and shall submit same to Tenant for review. Tenant shall have 5 business days to review the proposed Preliminary Plans and either approve same or deliver to Landlord a notice containing Tenant's objections to same set forth in reasonable detail. Promptly upon receipt of any objection from tenant, Landlord will cause its architect to prepare the Preliminary Plans based on the submitted Design Information, Landlord will cause its architect to prepare revised Preliminary Plans according to such notice and submit the revised Preliminary Plans to Tenant. Upon submittal to Tenant of the revised Preliminary Plans, and upon submittal of any further revisions, the procedures described above will be repeated. Tenant represents to Landlord that Tenant will furnish to Landlord and the party preparing the Construction Documents all information necessary such that (following construction of the Leasehold Improvements in accordance with the Construction Documents and, thus, during the term of the Lease as amended) the Leasehold Improvements will be in compliance with the Americans With Disabilities Act of 1990, 42 U.S.C. §§12101-12213 and any state disability or handicapper's acts (collectively "Disability Acts"), as the provisions of such Disability Acts exist on the date upon which the Third Amendment is fully executed by the parties thereto. TENANT SHALL BE RESPONSIBLE FOR AND SHALL INDEMNIFY AND HOLD HARMLESS LANDLORD FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES AND EXPENSES (INCLUDING, WITHOUT LIMITATION REASONABLE ATTORNEYS' FEES AND EXPENSES) INCURRED BY OR ASSERTED AGAINST LANDLORD BY REASON OF OR IN CONNECTION WITH ANY VIOLATION OF THE DISABILITY ACTS (AS THE PROVISIONS OF SUCH DISABILITY ACTS EXIST ON THE DATE UPON WHICH THE THIRD AMENDMENT IS FULLY EXECUTED BY THE PARTIES THERETO) ARISING FROM OR OUT OF (x) information or design and space plans furnished to Landlord by Tenant (or the lack of complete and accurate information so furnished) concerning the Leasehold Improvements, or (y) Tenant's employer-employee obligations. The foregoing indemnity shall not include any claims, liabilities or expenses (including reasonable attorneys' fees and expenses) arising out of the negligence or gross negligence of Landlord or Landlord's employees, agents or contractors. Without limiting the foregoing, if Landlord constructs the Leasehold Improvements based on any special requirements or improvements required by Tenant, or upon information furnished by Tenant that later proves to be inaccurate or incomplete resulting in any violation of the Disability Acts, Tenant shall be solely liable to correct such violations and to bring the improvements into compliance with the Disability Acts as promptly as is practicable.

6.   Cost Estimate. At such time as Preliminary Plans that have been approved in writing by both Landlord and Tenant have been prepared, Landlord will obtain, and notify Tenant of, an estimate of the Total Cost based on the approved Preliminary Plans ("Cost Estimate"). If the Cost Estimate is less than or equal to Landlord's Allowance, then Tenant will be deemed to have approved the Cost Estimate. If the original Cost Estimate is greater than Landlord's Allowance, then Tenant, at Tenant's option, may either approve the Cost Estimate in writing or may elect to eliminate or revise one or more items shown on the Preliminary Plans so as to reduce the Cost Estimate and then approve in writing the reduced Cost Estimate. If Tenant has failed to approve any cost estimate within 30 days of receipt of the original Cost Estimate, then Landlord shall deem the last revised Cost Estimate to be approved.

7.   Construction Documents; Cost Proposal. At such time as the Cost Estimate has been approved (or deemed approved) by Tenant, Landlord will cause its architect and engineer to prepare the Construction Documents based strictly on the Preliminary Plans. The Construction Documents will be subject to Landlord's approval and Tenant will be given an opportunity to review the Construction Documents to confirm that they conform to the Preliminary Plans. At such time as the Construction Documents have been so approved, reviewed and confirmed, Landlord will obtain bids for the construction or installation of the Leasehold Improvements according to the Construction Documents and will notify Tenant of the proposed Total Cost based on the lowest of such bids ("Cost Proposal"). If the Cost Proposal is less than or equal to the Cost Estimate approved by Tenant, then Tenant, at Tenant's option, will be deemed to have approved the Cost Proposal. If the original Cost Proposal is greater than the Cost Estimate approved by Tenant then Tenant, at Tenant's option, may either approve the Cost Proposal in writing or elect to eliminate or revise one or more items shown on the Construction Documents so as to reduce the Cost Proposal and then approve in writing the reduced Cost Proposal (based on the revised Construction Documents). If the Cost Proposal approved or deemed approved by Tenant is greater than Landlord's Allowance, then Tenant will immediately deposit with Landlord an amount ("Construction Deposit") equal to one-half of the difference between Landlord's Allowance and the approved Cost Proposal. If Tenant has failed to approve any Cost Proposal within 30 days of receipt of the original Cost Proposal, then Landlord shall deem the last revised Cost Proposal to be approved.

8.   Construction of Leasehold Improvements. At such time as Tenant has approved (or is deemed to have approved) the Cost Proposal and has made any required Construction Deposit, Landlord will cause the Leasehold Improvements to be constructed or installed in the Third Expansion Space in a good and workmanlike manner and according to the Construction Documents and all applicable Laws. Upon Substantial Completion of the construction and installation of the Leasehold Improvements and prior to Tenant's occupancy of the Third Expansion Space, Tenant will pay to Landlord the amount, if any, by which the Total Cost exceeds the sum of the Landlord's Allowance and the Construction Deposit. If Landlord's Allowance exceeds the Total Cost, any unused portion of the Allowance shall be applied towards Tenant’s initial Rent payments, provided, however, Tenant must notify Landlord in writing that it intends to utilize any such excess Allowance towards payment of initial Rent payments such that said excess Allowance shall be completely utilized no later than the end of calendar year 2004. Tenant shall not be entitled to any such unused portion of the Allowance after said date.

9.   Change Orders. Tenant's Representative may authorize changes in the work during construction only by written instructions to Landlord's Representative on a form approved by Landlord. All such changes will be subject to Landlord's prior written approval according to Paragraph 11 below. Prior to commencing any change, Landlord will prepare and deliver to Tenant, for Tenant's approval, a change order ("Change Order") identifying the total cost of such change, which will include associated architectural, engineering and construction contractor's fees, and an amount sufficient to reimburse Landlord for overhead and related expenses incurred in connection with the Change Order. If Tenant fails to approve such Change Order within 5 business days after delivery by Landlord, Tenant will be deemed to have withdrawn the proposed change and Landlord will not proceed to perform the change. Upon Landlord's receipt of Tenant's approval, Landlord will proceed to perform the change. Tenant will pay the total cost of any Change Orders within 10 days of their approval of same.

10.   Additional Tenant Work. If Tenant desires any work in addition to the Leasehold Improvements as set forth in the Construction Documents to be performed in the Third Expansion Space ("Additional Tenant Work"), Tenant, at Tenant's expense, will cause plans and specifications for such work to be prepared either by Landlord's architect or engineer or, at Landlord's discretion, by consultants of Tenant's own selection. All plans and specifications for Additional Tenant Work will be subject to Landlord's approval according to Paragraph 11 below. If Landlord approves Tenant's plans and specifications for any Additional Tenant Work, Landlord will, subject to the following terms and conditions, perform said Additional Tenant Work pursuant to the terms of this Exhibit B. Tenant shall pay to Landlord the total cost of any Additional Tenant Work (including the Construction Administration Fee) within 10 days of receipt of Landlord's invoice for same.

11.   Landlord's Approval. All Preliminary Plans, Construction Documents and Change Orders; and any drawings, space plans, plans and specifications for any Additional Tenant Work or any other improvements or installations in the Third Expansion Space, are expressly subject to Landlord's prior written approval, which, subject to the following conditions, shall not be unreasonably withheld or delayed. Landlord may withhold its approval of any such items that require work which:

(a)   exceeds or adversely affects the capacity or integrity of the Building's structure or any of its heating, ventilating, air conditioning, plumbing, mechanical, electrical, communications or other systems;

(b)   is not approved by the holder of any Encumbrance;

(c)   would not be approved by a prudent owner of property similar to the Building;

(d)   violates any agreement, which affects the Building or binds Landlord;

(e)   Landlord reasonably believes will increase the cost of operating or maintaining any of the Building's systems;

(f)   Landlord reasonably believes will reduce the market value of the Third Expansion Space or the Building at the end of the Term;

(g)   does not conform to applicable building code or is not approved by any governmental authority having jurisdiction over the Third Expansion Space;

(h)   does not meet or exceed Building standard; or

(i)   Landlord reasonably believes will infringe on the architectural or historical integrity of the Building.

12.   General. No approval by Landlord or Landlord's architect or engineer of any drawings, plans or specifications which are prepared in connection with construction of improvements in the Third Expansion Space will constitute a representation or warranty by Landlord as to the adequacy or sufficiency of such drawings, plans or specifications, or the improvements to which they relate, for any use, purpose or condition, but such approval will merely be the consent of Landlord to the construction or installation of improvements in the Third Expansion Space according to such drawings, plans or specifications. Failure by Tenant to pay any amounts due under this Work Letter will have the same effect as failure to pay Rent under the Lease as amended, and such failure or Tenant's failure to perform any of its other obligations under this Work Letter will constitute a Default under Section 20.1 of the Lease as amended, entitling Landlord to all of its remedies under the Lease as amended as well as all remedies otherwise available to Landlord.